EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                   Pioneer's Fain Gas Plant Resumes Operations

Dallas, Texas, July 18, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that repairs have been completed at its Fain Gas Plant and normal operations have resumed.

The Fain plant is located in the Texas Panhandle, 25 miles north of Amarillo. It is the primary processing facility for Pioneer's gas production from its West Panhandle gas field. The Company is currently producing approximately 17,000 barrels oil equivalent per day from the West Panhandle field, comparable to the production level prior to May 15, 2005 when the plant was shut in due to a mechanical failure that resulted in a fire.

Pioneer is insured on the physical damage to the plant and maintains business interruption insurance which will cover the financial impact of its production losses after the first 30 days of the plant being shut in.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.